Exhibit 10.28
IHS Markit Ltd.

Non-Employee Director Equity Compensation Policy

1.     Purpose of this Policy.
        The Non-Employee Director Equity Compensation Policy (as amended from time to time, this “Policy”) is established pursuant to Section 4.6 of the IHS Markit Ltd. 2014 Equity Incentive Award Plan (as amended from time to time, the “Plan”). Awards under this Policy shall be granted in accordance with the Plan, including Section 4.6 thereof, and shall constitute Non-Employee Director Awards. Unless defined in this Policy, capitalized terms shall have the same meanings ascribed to them in the Plan.
2.     Effective Date; Eligibility.
 (a)   This Policy is effective as of December 1, 2016.
 (b)   Only Non-Employee Directors shall be eligible to participate in this Policy.
3.     Awards and Cash Retainers.
 (a)   On the date of each Annual Meeting of Shareholders, beginning with the 2017 Annual Meeting of Shareholders, each Non-Employee Director shall receive an Award consisting of Restricted Share Units (“RSUs”), the value of which is set by the Board, or its designated committee, from time to time. The receipt of RSUs may be deferred until after termination of service in accordance with Section 4(a). On a date other than the Annual Meeting of Shareholders, the Board, or its designated committee, may authorize the grant of an Award consisting of RSUs, the value of which is set by the Board, or its designated committee.
(b) Each Non-Employee Director shall receive an annual cash retainer and applicable Committee Chair cash retainers, the value and timing of payment of which is set by the Board, or its designated committee, from time to time, (collectively “Cash Retainers”). Cash Retainers may be converted into Deferred Share Units (“DSUs”) in accordance with Section 4(b).
(c)   Any Non-Employee Director who is elected to fill a vacancy or a newly created directorship in the interim shall receive, effective as of the date of such election, a prorated Award under Section 3(a) based upon the number of full months he or she shall serve as a Non-Employee Director between the month in which he or she is elected and the next Annual Meeting of Shareholders.
(e)   All RSUs, DSUs and Cash Retainers under this Policy are subject to the terms and conditions set forth in Section 4.
 (e)   Each RSU or DSU grant under this Policy shall be evidenced by an Award Agreement. An acceptable form of an Award Agreement for a RSU grant is attached hereto as Exhibit A, and an acceptable form of an Award Agreement for a DSU grant is attached hereto as Exhibit B.
(f) For purposes of this Policy, FMV means, in accordance with Section 2.28 of the Plan, the fair market value of a Share.
4.     Terms and Conditions of Awards.
        (a)    RSUs.
(i)Each RSU granted under Section 3(a) shall represent a Non-Employee Director’s right to receive one Share, which right shall be unvested and forfeitable until the first anniversary of the grant date (the “RSU Vesting Date”), unless the Board expressly determines otherwise. In the event of the Non-Employee Director’s death or Disability, the RSU Vesting Date will be 10 days following the termination of service due to death or Disability. If a Non-Employee Director terminates his or her service as such prior to the RSU Vesting Date for reasons other than death or Disability, then (1) his or her RSUs shall be forfeited without any payment therefor unless the Board, or its designated committee, expressly determines otherwise, and (2) for purposes of Section 3.1(b) of the Plan, the Shares underlying such RSUs shall again be available for issuance under the Plan.

(ii)The Shares underlying such Non-Employee Director’s RSUs shall be delivered to him or her on the RSU Vesting Date, unless the Non-Employee Director elects to defer delivery of the Shares to 10 days after his or her termination of service (the “Deferred RSU Delivery Date”) by exercising such election as specified by the Company and in compliance with Section 409A of the Code and any other regulation that may govern deferred compensation. Following the RSU Vesting Date, any deferred RSUs held by the Non-Employee Director shall be counted toward the then current share ownership guidelines for the Non-Employee Directors adopted by the Board.

(iii)	RSUs shall carry no voting rights.

(iv) In the event dividends are paid on shares during the period from the grant date through the RSU Delivery Date or the Deferred RSU Delivery Date, the Company shall credit the Non-Employee Director with Dividend Equivalents equal to the dividends the Non-Employee Director would have received if he or she had been the actual record owner of the underlying Shares on each dividend record date. If a dividend on the Shares is payable wholly or partially in Shares, the Dividend Equivalent representing that portion shall be in the form of additional RSUs, credited on a one-for-one basis. If a dividend on the Shares is payable wholly or partially in cash, the Dividend Equivalent representing that portion shall also be in the form of cash, and the Holder shall be treated as being credited with any cash dividends, without earnings, until the RSU Delivery Date or Deferred RSU Delivery Date, as applicable. If a dividend on Shares is payable wholly or partially in a form other than cash or Shares, the Board, or its designated committee, may, in its discretion, provide for such Dividend Equivalents with respect to that portion as it deems appropriate under the circumstances. Dividend Equivalents shall be subject to the same terms and conditions as the RSUs originally awarded pursuant to this Policy and the Plan, and they shall vest (or, if applicable, be forfeited) as if they had been granted at the same time as the original RSU award.

(v)  RSUs, and the Shares underlying such RSUs, may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated by a Non-Employee Director until the RSU Vesting Date or the Deferred RSU Delivery Date; provided, however, that they shall be transferrable to (1) a member of such Non-Employee Director’s immediate family (as defined in Rule 16a-1) under the Exchange Act; (2) to a trust in which one or more permitted transferees described in clause (1) in the aggregate have more than fifty percent (50%) of the beneficial interest and (3) a charitable foundation in which one or more of the permitted transferees described in clause (1) and such Non-Employee Director in the aggregate control the management of assets.
        (b)    DSUs.
(i)  A Non-Employee Director may elect to convert his or her Cash Retainers into DSUs, of which the underlying Shares shall have, on the grant date, a FMV equal to the annual amount of such Awards; provided that such election is made as specified by the Company and in compliance with Section 409A of the Code and any other regulations that may govern deferred compensation. Each DSU shall represent such Non-Employee Director’s right to receive one Share, which right shall be fully vested and non-forfeitable. The grant date of the DSUs will be the day the Cash Retainer would otherwise be payable.
(ii)  The Shares underlying a Non-Employee Director’s DSUs shall be delivered to him or her on the tenth (10th) day following his or her termination of service as a Non-Employee Director for any reason, including for death or Disability (the “DSU Delivery Date”) or three years following the year in which the fees were earned, with the DSU Delivery Date being the day of the Annual Meeting of Shareholders. For example, a director may choose to receive DSUs granted in 2017 on the day of the 2020 Annual Meeting of Shareholders.
(iii)  DSUs shall carry no voting rights.
(iv)  In the event dividends are paid on shares during the period from the grant date through the DSU Delivery Date, the Company shall credit the Non-Employee Director with Dividend Equivalents equal to the dividends the Non-Employee Director would have received if he or she had been the actual record owner of the underlying Shares on each dividend record date. If a dividend on the Shares is payable wholly or partially in Shares, the Dividend Equivalent representing that portion shall be in the form of additional DSUs, credited on a one-for-one basis. If a dividend on the Shares is payable wholly or partially in cash, the Dividend Equivalent representing that portion shall also be in the form of cash, and the Holder shall be treated as being credited with any cash dividends, without earnings, until the DSU Delivery Date. If a dividend on Shares is payable wholly or partially in a form other than cash or

Shares, the Board, or its designated committee, may, in its discretion, provide for such Dividend Equivalents with respect to that portion as it deems appropriate under the circumstances. Dividend Equivalents shall be subject to the same terms and conditions as the DSUs originally awarded pursuant to this Policy and the Plan.
(v)  DSUs, and the Shares underlying such DSUs, may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated by a Non-Employee Director until the DSU Delivery Date; provided, however, that they shall be transferrable to (1) a member of such Non-Employee Director’s immediate family (as defined in Rule 16a-1) under the Exchange Act; (2) to a trust in which one or more permitted transferees described in clause (1) in the aggregate have more than fifty percent (50%) of the beneficial interest and (3) a charitable foundation in which one or more of the permitted transferees described in clause (1) and such Non-Employee Director in the aggregate control the management of assets.
(c) Change in Control/Acceleration of Vesting.
(i) The provisions of Section 13.2 of the Plan shall apply to RSUs and DSUs and any Dividend Equivalents in the event of a Change in Control or other corporate event.
(ii)  The delivery date of any Shares underlying RSUs and DSUs shall accelerate only if such acceleration is permitted under applicable law and any applicable regulations thereunder. If the acceleration of such delivery date is not so permitted, then on the tenth (10th) day following his or her termination of service as a Non-Employee Director of the Company (or its successor) for any reason, including for death or Disability, for each Share underlying RSUs or DSUs, as applicable, a Non-Employee Director shall receive the same per share consideration received by the Company’s shareholders for each Share in the acquisition (at which time such RSUs and/or DSUs shall automatically be cancelled).
(d)    Other Terms and Conditions.
(i) Awards granted under this Policy are subject to the terms and provisions of the Plan, which is incorporated by reference. In the event of a conflict between the provisions of the Plan, this Policy, and the Award Agreement, the provisions of the Plan will prevail.
5.     Miscellaneous.
(a)   No Right to Nomination.    Nothing contained in this Plan shall confer upon any Non-Employee Director the right to be nominated for re-election to the Board.

(b)
Duration of This Plan.    Unless sooner terminated, this Policy shall be coterminous with the Plan. After the Plan is terminated, no Awards may be granted, but any Award previously granted shall remain outstanding in accordance with the terms and conditions of this Policy, the 2014 Equity Incentive Plan, and such Award’s Award Agreement.

EXHIBIT A

IHS Markit Ltd.

Non-Employee Director Equity Compensation Policy

GRANT AGREEMENT—RESTRICTED SHARE UNITS

IHS Markit Ltd., an exempted company incorporated under the laws of Bermuda (the “Company”), pursuant to its 2014 Equity Incentive Award Plan (the “Plan”) and the Non-Employee Director Compensation Policy (the “Policy”), hereby grants to the Non-Employee Director listed below (the “Holder”) an award of Restricted Share Units (“RSUs”) indicated below, which RSUs shall be subject to vesting based on the Holder's continued service with the Company (or any Affiliate), as provided herein. This award of RSUs, together with any accumulated Dividend Equivalents as provided herein (the “Award”), is subject to all of the terms and conditions of the Plan and the Policy, each of which is incorporated herein by reference.

Non-Employee Director Name:	[Full Name]

Grant Date:	/ /20
Number of RSUs Granted:	Shares of underlying RSUs
FMV per Share underlying RSUs:	$ per Share
Total FMV of Award on Grant Date:	$

IHS Markit Ltd.
By:	Name: Title:

EXHIBIT B

IHS Markit Ltd.

Non-Employee Director Equity Compensation Policy
GRANT AGREEMENT—DEFERRED SHARE UNITS

IHS Markit Ltd., an exempted company incorporated under the laws of Bermuda (the “Company”), pursuant to its 2014 Equity Incentive Award Plan (the “Plan”) and the Non-Employee Director Compensation Policy (the “Policy”), hereby grants to the Non-Employee Director listed below (the “Holder”) an award of Deferred Share Units (“DSUs”) indicated below. This award of DSUs, together with any accumulated Dividend Equivalents as provided herein (the “Award”), is subject to all of the terms and conditions of the Plan and the Policy, each of which is incorporated herein by reference.

Non-Employee Director Name:	[Full Name]

Grant Date:	/ /20
Number of DSUs Granted:	Shares of underlying DSUs
FMV per Share underlying DSUs:	$ per Share
Total FMV of Award on Grant Date:	$

IHS Markit Ltd.
By:	Name: Title: